EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006, 333-111454, 333-127269, 333-166328 and 333-171736 and Form S-8 Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457, 333-118816, 333-127266, 333-134886, 333-160017, and 333-175297) of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Cheniere Energy, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Houston, Texas
February 24, 2012